Exhibit 14.1

CODE OF BUSINESS CONDUCT

AND

ETHICS

CODE OF BUSINESS CONDUCT AND ETHICS

Power Integrations, Inc. (the “Company”) is committed to being a good corporate citizen. The Company’s policy is to conduct its business affairs honestly and in an ethical manner. That goal cannot be achieved unless you individually accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may call into question the Company’s reputation or integrity should be avoided. The Company understands that not every situation is black and white. The key to compliance with the Code is exercising good judgment. This means following the spirit of this Code and the law, doing the “right” thing and acting ethically even when the law is not specific. When you are faced with a business situation in which you must determine the right thing to do, you should ask the following questions:

•	Am I following the spirit, as well as the letter, of any law or Company policy?

•	Would I want my actions reported on the television news?

•	What would my family, friends or neighbors think of my actions?

•	Will there be any direct or indirect negative consequences for the Company?

The Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and such other Company officers as are designated from time to time by the Audit Committee of the Board of Directors shall be deemed the Senior Officers of the Company. Senior Officers, managers and supervisors set an example for other employees and are often responsible for directing the actions of others. Every Senior Officer, manager and supervisor is expected to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code. No one has the authority to order another employee to act contrary to this Code.

The Nasdaq rules require that the “Company provide a code of conduct for all of its directors, officers and employees. Further, the rules and regulations of the Securities and Exchange Commission (“SEC”) requires that the Company’s Audit Committee establish procedures for: the receipt, retention, and treatment of complaints received by the Company issuer regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Board and the Audit Committee have adopted this Code to comply with both of the Nasdaq and SEC requirements.

1.	COMPLIANCE WITH LAWS AND REGULATIONS

The Company seeks to comply with both the letter and spirit of the laws and regulations in all countries in which it operates.

The Company is committed to full compliance with the laws and regulations of the cities, counties, states and countries in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. If you violate these laws in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company.

An explanation of certain of the key laws with which you should be familiar can be found in the employee handbook. As explained below, you should always consult your manager or a Compliance Officer with any questions about the legality of you or your colleagues’ conduct.

2.	FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is of paramount importance to the Company that all disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company, is full, fair, accurate, timely and understandable. The integrity of the Company’s records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to the Company’s books of account. Therefore, the Company’s corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. The Company’s records serve as a basis for managing the Company’s business and are important in meeting the Company’s obligations to customers, suppliers, creditors, employees and others with whom the Company does business. As a result, it is important that the Company’s books, records and accounts accurately and fairly reflect, in reasonable detail, the Company’s assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. The Company requires that:

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no entry be made in the Company’s books and records that intentionally hides or disguises the nature of any transaction or of any of the Company’s liabilities or misclassifies any transactions as to accounts or accounting periods;

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the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;

•	employees comply with the Company’s system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

The Company’s accounting records are also relied upon to produce reports for the Company’s management, stockholders and creditors, as well as for governmental agencies. In particular, the Company relies upon the Company’s accounting and other business and corporate records in preparing the periodic and current reports that the Company file with the SEC. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present the Company’s financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that the Company’s financial disclosure is accurate and transparent and that the Company’s reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of the Company’s business and finances and the quality and integrity of the Company’s accounting and disclosures. In addition:

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no employee may take or authorize any action that would intentionally cause the Company’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

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all employees must cooperate fully with investigations, audits and inquiries to help ensure that the Company’s books and records, as well as the Company’s reports filed with the SEC, are accurate and complete; and

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no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of the Company’s reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee or one of the other compliance resources described in Section 8.

3.	INSIDER TRADING

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company.

You are prohibited under both federal law and Company policy from purchasing or selling Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It is also illegal to recommend a stock to (i.e., “tip”) someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Chief Financial Officer or Director of Finance.

4.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

You must avoid any situation in which your personal interests materially conflict or even appear to materially conflict with the Company’s interests. You owe a duty to the Company not to compromise the Company’s legitimate interests and to advance such interests when the opportunity to do so arises in the course of your employment.

You shall perform your duties to the Company in an honest and ethical manner. You shall handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You should avoid situations in which your personal, family or financial interests materially conflict or even appear to materially conflict with those of the Company. An interest materially conflicts with the interests of the Company if the existence of that interest is significant enough that it has the potential to cause you to take an action that you would not otherwise take, or fail to take an action that you would otherwise take, during the course of performing your duties as an employee of the Company. You may not engage in activities that compete with the Company or compromise its interests. You should not take for your own benefit opportunities discovered in the course of employment that you have reason to know would benefit the Company. The following are examples of actual or potential conflicts:

•	you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

•	you use the Company’s property solely for your personal benefit;

•	you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

•	you work simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

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you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

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you, or a member of your family, acquire a material interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a material legitimate interest;

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you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	you divulge or use the Company’s confidential information – such as financial data, customer information, or computer programs – for your own personal or business purposes;

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you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

•	you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Gifts

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from the Compliance Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than an amount that would, or could give the appearance that it could, cause you to put your interests before those of the Company, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

Conflicts are not always clear-cut. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager or a Compliance Officer and/or follow the procedures described in Section 8 of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform your manager or a Compliance Officer of the conflict.

5.	CONFIDENTIAL INFORMATION

All confidential information concerning the Company obtained by you is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

Examples of confidential information include, but are not limited to:

•	the Company’s trade secrets;

•	business trends and projections;

•	information about financial performance;

•	new product or marketing plans;

•	research and development ideas or information;

•	manufacturing processes;

•	information about potential acquisitions, divestitures and investments;

•	stock splits, public or private securities offerings or changes in dividend policies or amounts;

•	significant personnel changes; and

•	existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

Your obligation with respect to confidential information extends beyond the workplace In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

6.	FAIR DEALING

Our goal is to conduct our business with integrity.

You should endeavor to deal honestly with the Company’s customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

•	bribery or payoffs to induce business or breaches of contracts by others;

•	acquiring a competitor’s trade secrets through bribery or theft;

•	making false or deceptive claims or comparisons about competitors or their products or services; or

•	mislabeling products or services.

7.	PROTECTION AND PROPER USE OF COMPANY ASSETS

You should endeavor to protect the Company’s assets and ensure their proper use.

Company assets, both tangible and intangible, are to be used only for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include, but are not limited to:

•	intellectual property such as trade secrets, know-how, patented inventions, trademarks and copyrighted material;

•	business, marketing and service plans;

•	engineering and manufacturing ideas;

•	designs and software;

•	manuals, articles, books and databases; and

•	Company records, salary information, and any unpublished financial data and reports.

Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

In addition, the Company provides various “Electronic Services” including

•	computers,

•	cell phones,

•	pagers,

•	PDA’s,

•	voice mail,

•	electronic mail (e-mail), and

•	Internet access,

to certain employees for the purpose of achieving the Company’s business objectives and these services are to be used only for the legitimate business purposes of the Company. However, the Company grants employees a “Personal Use Privilege” to periodically use such Electronic Services for personal use providing that such personal use does not in anyway conflict with the Company’s business objectives or any of the Company’s policies including the standards embodied in this Code. The Company reserves the right to revoke any employee’s Personal Use Privilege at any time, for any length of time, for any reason and without advance notice, at the Company’s sole discretion.

The Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Electronic Services and in addition such right applies to any personal information as necessary for the legitimate business purposes of the Company. The Company does not guarantee that an Employee’s communications over the Electronic Services are private or confidential. The Company has no responsibility or liability for the unauthorized use or disclosure of personal information contained in any of the Electronic Services. The personal use of the Company’s Electronic Services is at your own risk and the Company assumes no responsibility or liability therefor.

You should not make copies of, or resell or transfer (externally or internally), copyrighted publications, including but not limited to software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any Company computer, any software, third party content or database without having a valid license and receiving the prior written permission of your manager. You must refrain from transferring any third party data or information to any Company computer other than for Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data.

If you have any question as to what actions are permitted by this section, you should consult with the Company’s Vice President, Corporate Development.

8.	REPORTING VIOLATIONS OF COMPANY POLICIES AND RECEIPT OF COMPLAINTS REGARDING FINANCIAL REPORTING OR ACCOUNTING ISSUES

You should report any violation or suspected violation of this Code to the appropriate Company personnel or via the Company’s anonymous and confidential reporting procedures.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of a Compliance Officer or, if appropriate, the Chair of the Audit Committee any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation, or reasonably could be expected to give rise to a violation, of this Code. You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Here are some approaches to handling your reporting obligations:

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In the event you believe a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or you have observed or become aware of conduct that appears to be contrary to the Code, immediately report the situation to your supervisor, a Compliance Officer or the Chair of the Audit Committee. Supervisors or managers who receive any report of a suspected violation must report the matter to a Compliance Officer.

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If you have or receive notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you must immediately advise your supervisor, or a Compliance Officer or the Chair of the Audit Committee.

Reports should be factual instead of speculative or conclusory, and should contain as much specific information as possible to allow the Compliance Officer and/or the Audit Committee to adequately assess the nature, extent and urgency of the allegation.

If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

a. By Mail: Mail a description of the suspected violation or other complaint or concern to a Compliance Officer (referenced in Section 9 below) at:

[Name of Compliance Officer]

Power Integrations, Inc.

5245 Hellyer Avenue

San Jose, CA 95038

or the Audit Committee Chairman:

Alan Bickell, Audit Committee Chairman

Power Integrations

5245 Hellyer Avenue

San Jose, CA 95038

b. By Telephone: To leave a telephonic communication on an anonymous basis with the Audit Committee Chairman, you may leave a voicemail message at 408-414-9880. To ensure anonymity, you should make your report from a telephone that is not connected to you or the Company.

c. By Email (not anonymous): To leave an email communication with the Audit Committee Chairman, you may send it by email to auditchairman@powerint.com. Please note, however, that the email will show the sender’s email address, and so the submission will not be on an anonymous basis. However, you can request in your email that the communication be kept confidential.

For all anonymous reports, the Company will prohibit any attempt to trace any submissions unless required by law. Please note, however, that the Audit Committee and Compliance Officer will not be able to follow up with you on anonymous reports. If you do wish to receive a response, then you will need to identify yourself in the communication.

Additional considerations when learning of a potential Code violation, or reporting a potential Code violation, are:

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Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

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Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in Section 9 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

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No fear of retaliation. It is Company policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. See Section 11 regarding the prohibition on retaliation. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. See Section 12 regarding confidentiality.

9.	COMPLIANCE PROCEDURES

The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.

The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

•	Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.

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CEO Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is effectively communicated to all employees, officers and directors. Although the day-to-day compliance issues will be the responsibility of the Company’s managers, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

•	Corporate Compliance Management. The CEO shall chose a team of employees who will report to the CEO and be responsible for ensuring that the Code becomes an integral part of the Company’s culture.

The Compliance Officers are:

Balu Balakrishnan, President & Chief Executive Officer

Rafael Torres, Chief Financial Officer & Vice President, Finance and Administration

John Tomlin, Vice President, Operations

The Compliance Officers’ charter is to ensure communication, training, monitoring, and overall compliance with the Code. The Compliance Officers will, with the assistance of directors and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.

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Internal Reporting of Violations. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that all employees, officers and directors of the Company report suspected violations in accordance with Section 8 of this Code.

•	Screening Of Employees. The Company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The Company shall make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

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Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

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Monitoring. The officers of the Company shall be responsible to review the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. Managers are the “go to” persons for employee questions and concerns relating to the Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to a Compliance Officer. Managers will work with the Compliance Officers in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.

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Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify a Compliance Officer, who, in turn, shall notify the Chairman of the Audit Committee. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to a Compliance Officer, if appropriate, the Chief Executive Officer and/or Chief Financial Officer, and, in every such case, the Chairman of the Audit Committee. The Compliance Officers or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action.

At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

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Disciplinary Actions. Subject to the following sentence, the Compliance Officers shall be responsible for confirming that the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be consulted before determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code may result in disciplinary action, up to and including termination of employment. Any employee engaged in the exercise of substantial discretionary authority, including any Senior Officer, who is found to have engaged in a material violation of law or unethical conduct in connection with the performance of his or her duties for the Company, may be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also may impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company may bring any violations of law to the attention of appropriate law enforcement personnel.

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Retention of Reports and Complaints. All reports and complaints made to or received by a Compliance Officer or the Chair of the Audit Committee shall be logged into a record maintained for this purpose by the Compliance Officers and this record of such report shall be retained for five (5) years.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Officers shall be responsible for complying with such reporting requirements.

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Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and Compliance Officers should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be consulted before determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar noncompliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

10.	PUBLICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS; AMENDMENTS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

The most current version of this Code will be posted and maintained on the Company’s website. The Code will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors AND the Audit Committee and will be disclosed within four (4) business days of such action in a Form 8-K filed with the SEC. Such disclosure shall include the reasons for any waiver.

11.	STATEMENT OF NON-RETALIATION

It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company will not permit any form of intimidation or retaliation by any officer, employee, contractor, subcontractor or agent of the Company against any employee because of any lawful act done by that employee to:

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provide information or assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of laws, rules, regulations, the Company’s Code of Business Conduct and Ethics, or any Company policies; or

•	file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.

Any such action is a violation of Company policy and should be reported immediately under this policy.

12.	STATEMENT OF CONFIDENTIALITY

The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under this policy, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a “need to know” basis.

13.	THE COMPANY’S EMPLOYEE CONDUCT POLICY

This policy shall be read in conjunction with the provisions set forth in the Company’s Employee Conduct Policy. Nothing contained in this policy shall be interpreted to supersede the requirements and provisions of the Company’s Employee Conduct Policy. In particular, Company employees are expected to comply with the rules of conduct set forth in Section 8 of the Employee Conduct Policy. Furthermore, to the extent any employee acts in bad faith or with malicious intent under this policy, such employee will be subject to disciplinary action, including the termination of his or her employment with the Company, as set forth in the Company’s Employee Conduct Policy.